Exhibit 19
                                              1999 Second Quarter Interim Report
                                                                   June 30, 1999

                                                           The Power to Simplify
To ALLTEL Stockholders:
ALLTEL reported record second quarter results from current businesses, including a 13 percent increase in revenues from the previous year to $1.5 billion and a 29 percent increase in earnings per share to $.67.
     Among the highlights from current businesses in the second quarter:
     o Net income and operating income grew 32 percent and 27 percent, respectively, from a year ago, to $190 million and $381 million.
     o Revenues and operating income for ALLTEL's wireless business increased
       19 percent and 45 percent, respectively, from last year, to $639 million and $223 million.
     o ALLTEL's wireless operating income and cash flow margins increased to 35 percent and 47 percent, respectively.
     o Revenues and operating income for ALLTEL's wireline business, including the Standard Group acquisition, increased 12 percent and 14 percent, respectively, from the same quarter last year to $365 million and $131 million.
     o ALLTEL's wireline operating income and cash flow margins increased to 36 percent and 55 percent, respectively.
     o With the completion of a merger with Nebraska-based Aliant Communications in July, ALLTEL now has almost 8 million communications customers in 24 states.
     o ALLTEL Information Services reported its sixth straight quarter of double digit operating income growth.
     We are particularly pleased with the record second quarter results, which were achieved during a quarter when we completed and announced several key acquisitions in our communications business and continued to introduce new services to our markets.
     Our communications business continued its successful strategy of expanding geographically focused markets. One year after the 360 Communications merger - the largest transaction in our company's history - we announced and completed several additional acquisitions. These include the completion of a merger with Aliant Communications, a pending merger with Liberty Cellular in Kansas and the acquisition of wireless operations in the Dothan, Ala., and Durango, Colo.
     Our successful competitive local exchange carrier operation in Little Rock announced its largest contract - a multi-year agreement to serve about 20,000 access lines for the Arkansas state government.
     Based on this successful model, we announced plans to expand local service to eight additional markets in North Carolina and Virginia later this year. We also introduced Southern Advantage, our largest local wireless calling area ever, which extends from central Virginia to the Florida panhandle.
     Our information services business continued to advance its leadership position in the financial services and telecommunications industries in the second quarter. ALLTEL Information Services signed a number of new contracts or contract renewals with clients including Regions Financial Corp., FirstMerit Corp. and Chittenden Corp. We also recently announced a new contract with BancWest Corp.
     And we continued to add enhancements to our mortgage software products and Virtuoso suite of products for the wireless industry, creating greater value for our customers.
     The quarter's strong results continue to validate the strategies we have chosen for our communications and information services businesses - as well as our ability to successfully execute those strategies.

Board Declares Dividends

ALLTEL's Board of Directors declared regular quarterly dividends on the Company's common stock. The 30.5 cent dividend is payable October 4, 1999 to stockholders of record as of September 10, 1999.
     Regular quarterly dividends were also declared on all series of the Company's preferred stock. Preferred dividends are payable September 15, 1999 to stockholders of record as of August 27, 1999.



/s/ Joe Ford
Joe T. Ford,
Chairman and Chief Executive Officer
July 22, 1999
                                       21





                                        CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
-----------------------------------------------------------------------------------------------------------------------------
                                           Three Months                     Six Months                   Twelve Months
                                          Ended June 30,                  Ended June 30,                 Ended June 30,
                                     ------------------------       -------------------------      --------------------------
(Dollars in thousands,
 except per share amounts)                 1999          1998             1999           1998            1999            1998
-----------------------------------------------------------------------------------------------------------------------------
REVENUES AND SALES:
    Service revenues                 $1,320,999    $1,150,008       $2,561,744     $2,220,709      $4,973,650      $4,314,415
    Product sales                       148,589       154,122          276,206        267,739         569,860         501,811
                                     ----------    ----------       ----------     ----------      ----------      ----------
    Total revenues and sales          1,469,588     1,304,130        2,837,950      2,488,448       5,543,510       4,816,226
-----------------------------------------------------------------------------------------------------------------------------
COSTS AND EXPENSES:
    Operations                          755,826       699,429        1,472,597      1,326,184       2,886,686       2,543,774
    Cost of products sold               139,608       132,207          263,654        242,889         571,345         476,607
    Depreciation and amortization       192,798       171,801          383,119        346,777         743,471         674,338
    Merger and integration expenses           -             -                -              -         252,000               -
    Provision to reduce carrying
      value of certain assets                 -             -                -              -          55,000               -
                                     ----------    ----------       ----------     ----------      ----------      ----------
    Total costs and expenses          1,088,232     1,003,437        2,119,370      1,915,850       4,508,502       3,694,719
-----------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                        381,356       300,693          718,580        572,598       1,035,008       1,121,507

Equity earnings in unconsolidated
   partnerships                          29,647        25,526           59,971         50,127         124,703          99,705
Minority interest in consolidated
   partnerships                         (34,777)      (27,057)         (64,841)       (48,438)       (118,580)        (92,998)
Other income, net                        13,978         5,095           26,863          9,059          55,954          17,343
Interest expense                        (65,981)      (65,998)        (130,877)      (132,756)       (261,790)       (266,607)
Gain on disposal of assets and other          -       148,159                -        215,249          80,901         249,662
                                     ----------    ----------       ----------     ----------      ----------      ----------

Income before income taxes              324,223       386,418          609,696        665,839         916,196       1,128,612
Income taxes                            134,075       152,401          252,866        264,151         435,579         444,393
                                     ----------    ----------       ----------     ----------      ----------      ----------

Net income                              190,148       234,017          356,830        401,688         480,617         684,219
Preferred dividends                         227           231              459            471             926             965
                                     ----------    ----------       ----------     ----------      ----------      ----------
Net income applicable to
   common shares                     $  189,921    $  233,786       $  356,371     $  401,217      $  479,691      $  683,254
-----------------------------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE:
    Basic                                  $.67          $.85            $1.27          $1.46           $1.73           $2.49
    Diluted                                $.67          $.84            $1.25          $1.45           $1.71           $2.46

-----------------------------------------------------------------------------------------------------------------------------



                                      CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
-----------------------------------------------------------------------------------------------------------------------
                                                                       Six Months                     Twelve Months
                                                                     Ended June 30,                   Ended June 30,
                                                              -----------------------          ------------------------
(Dollars in thousands)                                             1999          1998                1999          1998
-----------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED FROM OPERATIONS                             $ 507,970     $ 537,617          $1,217,447    $1,324,950
-----------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant and equipment                   (365,300)     (338,663)           (895,214)     (829,822)
  Purchase of property, net of cash acquired                    (83,090)      (20,543)           (117,620)      (69,103)
  Additions to capitalized software development costs           (20,814)      (45,878)            (65,072)      (87,281)
  Additions to investments                                      (10,481)      (13,887)            (13,848)      (54,523)
  Proceeds from the sale of investments                               -       220,892              87,551       220,892
  Proceeds from the return on investments                        52,460        18,683              92,101        29,102
  Proceeds from the sale of assets                                    -             -                   -        50,342
  Other, net                                                    (16,682)       (7,519)            (63,954)      (60,206)
                                                              ---------     ---------          ----------    ----------
     Net cash used in investing activities                     (443,907)     (186,915)           (976,056)     (800,599)
-----------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends on preferred and common stock                      (172,511)     (107,274)           (305,621)     (210,352)
  Reductions in long-term debt                                 (221,724)     (284,929)           (248,951)     (169,421)
  Purchase of common stock                                            -             -                   -      (154,872)
  Distributions to minority investors                           (34,532)      (39,086)            (88,234)      (67,088)
  Preferred stock redemptions and purchases                        (498)         (518)               (525)         (898)
  Long term debt issued                                         298,174        99,257             306,221        74,187
  Common stock issued                                            28,197        12,122              62,403        17,466
                                                              ---------     ---------          ----------    ----------
     Net cash used in financing activities                     (102,894)     (320,428)           (274,707)     (510,978)
-----------------------------------------------------------------------------------------------------------------------

Increase (decrease) in cash and short-term investments          (38,831)       30,274             (33,316)       13,373

CASH AND SHORT-TERM INVESTMENTS:
Beginning of the period                                          55,472        19,683              49,957        36,584
                                                              ---------     ---------          ----------    ----------
End of the period                                             $  16,641     $  49,957          $   16,641    $   49,957
-----------------------------------------------------------------------------------------------------------------------



                                           CONSOLIDATED BALANCE SHEETS (UNAUDITED)
--------------------------------------------------------------------------------------------------------------------------

(Dollars in thousands)
--------------------------------------------------------------------------------------------------------------------------
                                                                              June 30,         December 31,        June 30,
ASSETS                                                                           1999                 1998            1998
--------------------------------------------------------------------------------------------------------------------------
CURRENT ASSETS:
    Cash and short-term investments                                        $   16,641           $   55,472      $   49,957
    Accounts receivable (less allowance for doubtful
      accounts of $28,944, $29,121 and $26,495, respectively)                 836,038              776,720         751,265
    Materials and supplies                                                     15,439               10,539          19,425
    Inventories                                                               104,041               88,467          71,820
    Prepaid expenses and other                                                 61,351               49,633          40,742
                                                                           ----------           ----------      ----------
      Total current assets                                                  1,033,510              980,831         933,209
--------------------------------------------------------------------------------------------------------------------------
Investments                                                                 1,837,490            1,668,171       1,377,177
Goodwill and other intangibles                                              1,718,998            1,625,617       1,624,336
--------------------------------------------------------------------------------------------------------------------------
PROPERTY, PLANT AND EQUIPMENT:
    Wireline                                                                4,424,181            4,090,791       3,999,381
    Wireless                                                                2,950,905            2,658,822       2,462,495
    Information services                                                      739,850              678,244         666,004
    Other                                                                     178,700              182,066         180,336
    Under construction                                                        589,230              623,415         391,719
                                                                           ----------           ----------      ----------
      Total property, plant and equipment                                   8,882,866            8,233,338       7,699,935
    Less accumulated depreciation                                           3,820,292            3,405,270       3,159,894
                                                                           ----------           ----------      ----------
      Net property, plant and equipment                                     5,062,574            4,828,068       4,540,041
--------------------------------------------------------------------------------------------------------------------------
Other assets                                                                  300,307              271,539         372,697
--------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                               $9,952,879           $9,374,226      $8,847,460
--------------------------------------------------------------------------------------------------------------------------




--------------------------------------------------------------------------------------------------------------------------
                                                                              June 30,         December 31,        June 30,
LIABILITIES AND SHAREHOLDERS' EQUITY                                             1999                 1998            1998
--------------------------------------------------------------------------------------------------------------------------
CURRENT LIABILITIES:
    Current maturities of long-term debt                                   $   51,422           $   55,484      $   47,950
    Accounts and notes payable                                                371,739              486,047         383,245
    Advance payments and customer deposits                                    110,843              129,092         136,481
    Accrued taxes                                                             108,638              130,675         170,261
    Accrued dividends                                                          86,713               84,388          55,491
    Other current liabilities                                                 273,728              320,822         158,795
                                                                           ----------           ----------      ----------
      Total current liabilities                                             1,003,083            1,206,508         952,223
--------------------------------------------------------------------------------------------------------------------------
Long-term debt                                                              3,677,547            3,491,755       3,517,776
Deferred income taxes                                                       1,068,460              933,485         823,359
Other liabilities                                                             519,742              466,601         437,754
Preferred stock, redeemable                                                     4,455                5,005           5,128
--------------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY:
    Preferred stock                                                             9,105                9,121           9,134
    Common stock                                                              281,750              275,137         274,224
    Additional capital                                                        888,826              846,647         819,734
    Unrealized holding gain on investments                                    649,093              551,615         381,556
    Retained earnings                                                       1,850,818            1,588,352       1,626,572
                                                                           ----------           ----------      ----------
      Total shareholders' equity                                            3,679,592            3,270,872       3,111,220
--------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                 $9,952,879           $9,374,226      $8,847,460
--------------------------------------------------------------------------------------------------------------------------

                                                              HIGHLIGHTS (UNAUDITED)
                                 Three Months Ended June 30,         Six Months Ended June 30,        Twelve Months Ended June 30,
                             ----------------------------------- --------------------------------- ---------------------------------
(Dollars in thousands,                                % Increase                        % Increase                        % Increase
 except per share amounts)          1999        1998  (Decrease)       1999        1998 (Decrease)       1999        1998 (Decrease)
------------------------------------------------------------------------------------------------------------------------------------
FROM CURRENT BUSINESSES:
Revenues and sales:
  Wireless                    $  638,692  $  538,932     19      $1,221,514  $1,020,570     20     $2,338,105  $1,972,832     19
  Wireline                       365,022     324,915     12         722,553     644,791     12      1,386,826   1,278,455      8
  Emerging businesses             44,286      21,541    106          83,335      40,635    105        142,647      72,771     96
                              ----------  ----------             ----------  ----------            ----------  ----------
    Total communications       1,048,000     885,388     18       2,027,402   1,705,996     19      3,867,578   3,324,058     16
  Information services           313,850     297,191      6         619,248     564,052     10      1,216,964   1,072,456     13
  Other operations               143,997     141,447      2         261,061     246,562      6        615,849     463,254     33
                              ----------  ----------             ----------  ----------            ----------  ----------
    Total business segments    1,505,847   1,324,026     14       2,907,711   2,516,610     16      5,700,391   4,859,768     17
  Less:  intercompany
          eliminations            36,259      19,896     82          69,761      28,162    148        156,881      43,542    260
                              ----------  ----------             ----------  ----------            ----------  ----------
    Total revenues and sales  $1,469,588  $1,304,130     13      $2,837,950  $2,488,448     14     $5,543,510  $4,816,226     15
------------------------------------------------------------------------------------------------------------------------------------
Operating income (loss):
  Wireless                    $  222,793  $  153,701     45      $  403,195  $  274,916     47     $  731,892  $  528,060     39
  Wireline                       130,675     114,454     14         260,661     232,358     12        499,867     466,094      7
  Emerging businesses            (11,611)    (11,440)    (1)        (23,740)    (17,169)   (38)       (51,447)    (27,815)   (85)
                              ----------  ----------             ----------  ----------            ----------  ----------
    Total communications         341,857     256,715     33         640,116     490,105     31      1,180,312     966,339     22
  Information services            43,286      39,367     10          83,738      76,192     10        170,197     151,862     12
  Other operations                 6,064       7,130    (15)         10,314      12,267    (16)        23,973      21,268     13
                              ----------  ----------             ----------  ----------            ----------  ----------
    Total business segments      391,207     303,212     29         734,168     578,564     27      1,374,482   1,139,469     21
  Corporate expenses               9,851       2,519    291          15,588       5,966    161         32,474      17,962     81
                              ----------  ----------             ----------  ----------            ----------  ----------
    Total operating income    $  381,356  $  300,693     27      $  718,580  $  572,598     25     $1,342,008  $1,121,507     20
------------------------------------------------------------------------------------------------------------------------------------
Net income                    $  190,148  $  143,828     32      $  356,830  $  271,151     32     $  665,984  $  531,113     25
Basic earnings per share            $.67        $.52     29           $1.27        $.99     28          $2.39       $1.93     24
Diluted earning per share           $.67        $.52     29           $1.25        $.98     28          $2.36       $1.91     24
------------------------------------------------------------------------------------------------------------------------------------
AS REPORTED:
Revenues and sales            $1,469,588  $1,304,130     13      $2,837,950  $2,488,448     14     $5,543,510  $4,816,226     15
Operating income              $  381,356  $  300,693     27      $  718,580  $  572,598     25     $1,035,008  $1,121,507     (8)
Net income                    $  190,148  $  234,017    (19)     $  356,830  $  401,688    (11)    $  480,617  $  684,219    (30)
Basic earnings per share            $.67        $.85    (21)          $1.27       $1.46    (13)         $1.73       $2.49    (31)
Diluted earning per share           $.67        $.84    (20)          $1.25       $1.45    (14)         $1.71       $2.46    (30)
------------------------------------------------------------------------------------------------------------------------------------
Weighted average
  common shares              281,600,000 274,177,000      3     281,160,000 274,002,000      3    277,863,000 274,718,000      1
Current annual dividend
  rate per common share                                                                                 $1.22       $1.16      5
Capital expenditures          $  193,256  $  205,773     (6)     $  365,300  $  338,663      8     $  895,215  $  829,822      8
Total assets                                                                                       $9,952,879  $8,847,460     12
Wireless customers                                                                                  4,296,147   3,742,431     15
Wireline customers                                                                                  2,063,242   1,847,007     12
Long-distance customers                                                                               640,137     427,108     50
------------------------------------------------------------------------------------------------------------------------------------

Current businesses excludes the merger and integration expenses, provision to reduce carrying value of certain assets, and gain on disposal of assets.
Emerging businesses includes the long-distance, local competitive access, Internet access, network management and PCS operations.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


1.    Financial Statement Presentation:
      The consolidated financial statements at June 30, 1999 and 1998 and for the three, six and twelve month periods then ended are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim periods.

2.    Merger:
      On July 1, 1998, ALLTEL completed its merger with 360 Communications Company ("360") under a definitive merger agreement entered into on March 16, 1998. Under the terms of the merger agreement, 360 became a wholly-owned subsidiary of ALLTEL, and each outstanding share of 360 common stock was converted into the right to receive .74 shares of ALLTEL common stock, 92.1 million common shares in the aggregate. The merger qualified as a tax-free reorganization and has been accounted for as a pooling of interests. The accompanying interim financial statements have been restated to include the accounts and results of 360 for all periods presented. The combined results include certain eliminations and reclassification adjustments to conform the accounting and financial reporting policies of ALLTEL and 360. Separate and combined results of operations for certain interim periods are as follows:

                                                            Three Months      Six Months    Twelve Months
                                                               Ended            Ended           Ended
                                                              June 30,         June 30,        June 30,
                                                               1998             1998            1998
      (In thousands, except per share amounts)                 ----             ----            ----
      ----------------------------------------
      Revenues and sales:
         ALLTEL                                             $  934,492       $1,781,454       $3,443,832
         360                                                   398,613          753,448        1,453,512
         Eliminations and reclassifications                    (28,975)         (46,454)         (81,118)
                                                            ----------       ----------       ----------
         Combined                                           $1,304,130       $2,488,448       $4,816,226
                                                            ==========       ==========       ==========
      Net income:
         ALLTEL                                             $  196,898       $  320,449       $  552,737
         360                                                    37,119           81,239          131,482
         Eliminations and reclassifications                          -                -                -
                                                            ----------       ----------       ----------
         Combined                                           $  234,017       $  401,688       $  684,219
                                                            ==========       ==========       ==========
      Combined earnings per share:
         Basic                                                    $.85            $1.46            $2.49
         Diluted                                                  $.84            $1.45            $2.46


3.    Merger and Integration Expenses:
      During the third quarter of 1998, the Company recorded transaction costs and one-time charges totaling $252 million on a pretax basis related to the closing of its merger with 360. The merger and integration expenses include professional and financial advisors' fees of $31.5 million, severance and employee-related expenses of $48.7 million and integration costs of $171.8 million. The Company's merger and integration plan, as approved by ALLTEL's Board of Directors, provides for a reduction of 521 employees, primarily in the corporate support functions, to be completed by the end of 1999. As of June 30, 1999, the Company had paid $33.8 million in severance and employee-related expenses and 469 out of the total 521 employee reductions had been completed. The integration costs include several adjustments resulting from the redirection of a number of strategic initiatives based on the merger with 360 and ALLTEL's expanded wireless presence. These adjustments include a $60 million write-down in the carrying value of certain in-process software development assets, $50 million of costs associated with the early termination of certain service obligations, branding and signage costs of $20.7 million, an $18 million write-down in the carrying value of certain assets resulting from a revised Personal Communication Services ("PCS") deployment plan, and other integration costs of $23.1 million.

      The estimated cost of contract termination primarily relates to a long-term contract continuing through 2006 with an outside vendor for customer billing services to be provided to the 360 operations, under which the Company currently is paying $45 million per year. As part of its integration plan, the Company will convert the 360 operations to its own internal billing system during the period of two years following
      July 1, 1998. In December 1998, the foregoing vendor filed a declaratory judgment suit against the Company requesting a ruling that the Company did not have the right to terminate the contract. The Company is disputing the vendor's position and has filed a counterclaim against the vendor for breach of contract. The $50 million of costs recorded represent the Company's best estimate of the cost of terminating the billing services contract with the outside vendor prior to the expiration of its term. The $50 million amount is the present value of the estimated profit to the vendor over the remaining term of the contract. The $18 million write-down in the carrying value of certain PCS-related assets include approximately $15 million related to cell site acquisition and improvement costs and capitalized labor and engineering charges that were incurred during the initial construction phase of the PCS buildout in three markets. As a result of the merger with 360, the Company elected not to continue to complete construction of its PCS network in these three markets. The remaining $3 million of the PCS-related write-down represents cell site lease termination fees.

      The Company expects to complete its integration plan by the end of 1999. The major action steps of the plan include: (1) the immediate stoppage of further development of a customer billing system which has no alternative use or functionality, (2) the immediate negotiation with a vendor of an early termination of a customer billing contract, and (3) the immediate abandonment of the PCS buildout in three markets. The following is a summary of activity related to the Company's merger and integration accrual:
                                                            (In Millions)
                                                            -------------
              Total merger and integration costs              $ 252.0
              Cash outlays                                     (108.4)
              Noncash write-down of assets                      (74.8)
                                                              -------
              Accrued reserve balance at June 30, 1999        $  68.8
                                                              =======
      The merger and integration expenses decreased net income $201.0 million.

4.    Comprehensive Income:
      Comprehensive income was as follows for the three, six and twelve month periods ended June 30:

                                                     Three Months Ended        Six Months Ended         Twelve Months Ended
                                                   ---------------------     ---------------------     ---------------------
       (Dollars in thousands)                          1999         1998         1999         1998         1999         1998
       ----------------------                          ----         ----         ----         ----         ----         ----
       Net income                                  $190,148    $ 234,017     $356,830    $ 401,688     $480,617    $ 684,219
                                                   --------    ---------     --------    ---------     --------    ---------
       Other comprehensive income (loss):
         Unrealized holding gains (losses) on
           investments arising during the period    (30,707)      77,596      160,073      319,263      520,072      282,541
         Income tax expense (benefit)               (12,294)      31,495       62,595      126,101      203,367      113,042
                                                   --------    ---------     --------    ---------     --------    ---------
                                                    (18,413)      46,101       97,478      193,162      316,705      169,499
                                                   --------    ---------     --------    ---------     --------    ---------
         Less:  reclassification adjustments
           for gains included in net income               -     (148,159)           -     (184,743)     (80,901)    (184,743)
         Income tax expense                               -       58,116            -       72,466       31,733       72,466
                                                   --------    ---------     --------    ---------     --------    ---------
                                                          -      (90,043)           -     (112,277)     (49,168)    (112,277)
                                                   --------    ---------     --------    ---------     --------    ---------
         Other comprehensive income
           (loss) before tax                        (30,707)     (70,563)     160,073      134,520      439,171       97,798
         Income tax expense (benefit)               (12,294)     (26,621)      62,595       53,635      171,634       40,576
                                                   --------    ---------     --------    ---------     --------    ---------
         Other comprehensive income                 (18,413)     (43,942)      97,478       80,885      267,537       57,222
                                                   --------    ---------     --------    ---------     --------    ---------
       Comprehensive income                        $171,735    $ 190,075     $454,308    $ 482,573     $748,154     $741,441
                                                   ========    =========     ========    =========     ========    =========

5.    Earnings per Share:
      A reconciliation of the net income and number of shares used in computing basic and diluted earnings per share for the three, six and twelve month periods ended June 30, 1999 and 1998 was as follows:

                                                     Three Months Ended          Six Months Ended           Twelve Months Ended
                                                   ---------------------      -----------------------      ----------------------
       (In thousands, except per share amounts)        1999         1998           1999          1998           1999         1998
       ----------------------------------------        ----         ----           ----          ----           ----         ----
       Basic earnings per share:
       Net income applicable to
           common shares                           $189,921     $233,786       $356,371      $401,217       $479,691     $683,254

       Weighted average common shares
           outstanding for the period               281,600      274,177        281,160       274,002        277,863      274,718
                                                   --------     --------       --------      --------       --------     --------

       Basic earnings per share                        $.67         $.85          $1.27         $1.46          $1.73        $2.49
                                                       ====         ====          =====         =====          =====        =====

       Diluted earnings per share:
       Net income applicable to
           common shares                           $189,921     $233,786       $356,371      $401,217       $479,691     $683,254
       Adjustments for convertible securities:
           Preferred stock dividends                     44           38             88            84            178          184
                                                   --------     --------       --------      --------       --------     --------
       Net income applicable to common
           shares assuming conversion              $189,965     $233,824       $356,459      $401,301       $479,869     $683,438
                                                   --------     --------       --------      --------       --------     --------

       Weighted average common shares
           outstanding for the period               281,600      274,177        281,160       274,002        277,863      274,718
       Increase in shares resulting from:
           Exercise of stock options                  3,490        2,407          3,476         2,463          2,997        2,057
           Conversion of preferred stocks               448          470            452           473            457          490
                                                   --------     --------       --------      --------       --------     --------
       Weighted average common shares
           outstanding assuming conversion          285,538      277,054        285,088       276,938        281,317      277,265
                                                   --------     --------       --------      --------       --------     --------

       Diluted earnings per share                      $.67         $.84          $1.25         $1.45          $1.71        $2.46
                                                       ====         ====          =====         =====          =====        =====


6.    Business Segment Information:
      ALLTEL disaggregates its business operations based on differences in products and services. The Company evaluates performance based on segment operating income, excluding non-recurring and unusual items. Segment operating results for the three, six and twelve month periods ended
      June 30, 1999 and 1998 were as follows:

                                            Three Months Ended              Six Months Ended            Twelve Months Ended
                                         ------------------------      ------------------------     ------------------------
      (Dollars in thousands)                   1999          1998            1999          1998           1999          1998
      ----------------------                   ----          ----            ----          ----           ----          ----
      Revenues and Sales from
         External Customers:
       Wireless                          $  638,692    $  538,932      $1,221,514    $1,020,570     $2,338,105    $1,972,832
       Wireline                             356,194       316,314         704,984       627,740      1,351,841     1,244,442
       Emerging businesses                   44,286        21,541          83,335        40,635        142,647        72,771
                                         ----------    ----------      ----------    ----------     ----------    ----------
         Total communications             1,039,172       876,787       2,009,833     1,688,945      3,832,593     3,290,045
       Information services                 245,563       252,881         488,822       485,964      1,007,999       929,796
       Other operations                      93,747        89,062         171,916       164,865        345,166       324,347
                                         ----------    ----------      ----------    ----------     ----------    ----------
         Total business segments         $1,378,482    $1,218,730      $2,670,571    $2,339,774     $5,185,758    $4,544,188
                                         ==========    ==========      ==========    ==========     ==========    ==========
      Intersegment Revenues
         and Sales:
       Wireless                          $        -    $        -      $        -    $        -     $        -    $        -
       Wireline                               8,828         8,601          17,569        17,051         34,985        34,013
       Emerging businesses                        -             -               -             -              -             -
                                         ----------    ----------      ----------    ----------     ----------    ----------
         Total communications                 8,828         8,601          17,569        17,051         34,985        34,013
       Information services                  68,287        44,310         130,426        78,088        208,965       142,660
       Other operations                      50,250        52,385          89,145        81,697        270,683       138,907
                                         ----------    ----------      ----------    ----------     ----------    ----------
         Total business segments         $  127,365    $  105,296      $  237,140    $  176,836     $  514,633    $  315,580
                                         ==========    ==========      ==========    ==========     ==========    ==========
      Total Revenues and Sales:
       Wireless                          $  638,692    $  538,932      $1,221,514    $1,020,570     $2,338,105    $1,972,832
       Wireline                             365,022       324,915         722,553       644,791      1,386,826     1,278,455
       Emerging businesses                   44,286        21,541          83,335        40,635        142,647        72,771
                                         ----------    ----------      ----------    ----------     ----------    ----------
         Total communications             1,048,000       885,388       2,027,402     1,705,996      3,867,578     3,324,058
       Information services                 313,850       297,191         619,248       564,052      1,216,964     1,072,456
       Other operations                     143,997       141,447         261,061       246,562        615,849       463,254
                                         ----------    ----------      ----------    ----------     ----------    ----------
         Total business segments          1,505,847     1,324,026       2,907,711     2,516,610      5,700,391     4,859,768
       Less:   intercompany
               eliminations                  36,259        19,896          69,761        28,162        156,881        43,542
                                         ----------    ----------      ----------    ----------     ----------    ----------
       Total revenues and sales          $1,469,588    $1,304,130      $2,837,950    $2,488,448     $5,543,510    $4,816,226
                                         ==========    ==========      ==========    ==========     ==========    ==========
      Operating Income (Loss):
       Wireless                          $  222,793    $  153,701      $  403,195    $  274,916     $  731,892    $  528,060
       Wireline                             130,675       114,454         260,661       232,358        499,867       466,094
       Emerging businesses                  (11,611)      (11,440)        (23,740)      (17,169)       (51,447)      (27,815)
                                         ----------    ----------      ----------     ---------     ----------    ----------
         Total communications               341,857       256,715         640,116       490,105      1,180,312       966,339
       Information services                  43,286        39,367          83,738        76,192        170,197       151,862
       Other operations                       6,064         7,130          10,314        12,267         23,973        21,268
                                         ----------    ----------      ----------    ----------     ----------    ----------
         Total business segments            391,207       303,212         734,168       578,564      1,374,482     1,139,469
       Corporate operations                  (9,851)       (2,519)        (15,588)       (5,966)       (32,474)      (17,962)
       Merger and integration costs               -             -               -             -       (252,000)            -
       Provision to reduce carrying
         value of certain assets                  -             -               -             -        (55,000)            -
                                         ----------    ----------     -----------    ----------     ----------    ----------
         Total corporate expenses            (9,851)       (2,519)        (15,588)       (5,966)      (339,474)      (17,962)
                                         ----------    ----------     -----------    ----------     ----------    ----------
       Total operating income            $  381,356    $  300,693     $   718,580    $  572,598     $1,035,008    $1,121,507
                                         ==========    ==========     ===========    ==========     ==========    ==========

      Segment assets as of June 30, 1999 and 1998 were as follows:
                                                            (In thousands)
                                                       ------------------------
                                                             1999          1998
                                                             ----          ----
        Wireless                                       $4,250,513    $4,006,343
        Wireline                                        2,961,043     2,787,687
        Emerging businesses                               288,782        57,646
                                                       ----------    ----------
           Total communications                         7,500,338     6,851,676
        Information services                              869,444       860,914
        Other operations                                  213,250       158,619
                                                       ----------    ----------
           Total business segments                      8,583,032     7,871,209
        Add:  Corporate assets not
                 allocated to segments:
               Headquarters fixed assets,
                 net of accumulated depreciation          182,112       125,037
               Investments                              1,140,710       744,587
               Goodwill, net of amortization              103,427       106,429
               Other assets                                33,495        37,807
        Less: elimination of intersegment receivables     (89,897)      (37,609)
                                                       ----------    ----------
                 Consolidated assets                   $9,952,879    $8,847,460
                                                       ==========    ==========

7.    Litigation-Claims and Assessments:
      On July 12, 1996, the Georgia Public Service Commission ("Georgia PSC") issued an order requiring that ALLTEL's wireline subsidiaries which operate within its jurisdiction reduce their annual network access charges by $24 million, prospectively, effective July 1, 1996. The Georgia PSC's action was in response to the Company's election to move from a rate-of-return method of pricing to an incentive rate structure, as provided by a 1995 Georgia telecommunications law. The Company appealed the Georgia PSC order. On November 6, 1996, the Superior Court of Fulton County, Georgia, (the "Superior Court") rendered its decision and reversed the Georgia PSC order, finding, among other matters, that the Georgia PSC had exceeded its authority by conducting a rate proceeding after the Company's election of alternative regulation.

      The Superior Court did not rule on a number of other assertions made by the Company as grounds for reversal of the Georgia PSC order. The Georgia PSC appealed the Superior Court's decision, and on July 3, 1997, the Georgia Court of Appeals reversed the Superior Court's decision. On
      August 5, 1997, the Company filed with the Georgia Supreme Court a petition for writ of certiorari requesting that the Georgia Court of Appeals' decision be reversed. On October 5, 1998, the Georgia Supreme Court, in a 4-3 decision, upheld the Georgia Court of Appeals' ruling that the Georgia PSC had the authority to conduct the rate proceeding. The case was returned to the Superior Court for it to rule on the issues it had not previously decided. On April 6, 1999, the Superior Court found that with respect to the July 1996 order, the Georgia PSC did not provide ALLTEL with sufficient notice of the charges against the Company, did not provide ALLTEL a fair opportunity to present its case and respond to the charges, and failed to satisfy its burden of proving that ALLTEL's rates were unjust and unreasonable. Further, the Superior Court found that the July 1996 order was an unlawful attempt to retroactively reduce ALLTEL's rates and certain statutory revenue recoveries. For each of these independent reasons, the Superior Court vacated and reversed the July 1996 order and remanded the case with instructions to dismiss the case. The Georgia PSC appealed the Superior Court's April 1999 decision.

      At June 30, 1999, the maximum possible liability to the Company related to this case is $72 million, plus interest at 7 percent accruing from July 1, 1996. Since the Company believes that it will prevail in this case, the Company has not implemented any revenue reductions or established any reserves for refund related to this matter at this time.

8.    Subsequent Event - Completion of Merger:
      On July 2, 1999, ALLTEL completed its merger with Aliant
      Communications, Inc. ("Aliant") under a definitive merger agreement entered into on December 18, 1998. Under the terms of the merger agreement, Aliant became a wholly-owned subsidiary of ALLTEL, and each outstanding share of Aliant common stock was converted into the right to receive .67 shares of ALLTEL common stock, 23.9 million common shares in the aggregate. The merger qualified as a tax-free reorganization and has been accounted for as a pooling of interests. Post-merger financial statements reporting the combined operating results of ALLTEL and Aliant will first be presented as of and for the interim periods ended September 30, 1999 and 1998. Annual and interim financial statements of ALLTEL for periods prior to the merger will be restated to reflect the merger transaction. The following supplemental financial information presents the combined operating results of ALLTEL and Aliant and includes certain eliminations and reclassification adjustments to conform the accounting and financial reporting policies of the two companies. Separate and combined results of operations for the interim periods ended June 30, 1999 and 1998 were as follows:

                                           Three Months Ended                Six Months Ended                Twelve Months Ended
                                        -------------------------        -------------------------        -------------------------
      (Dollars in thousands)                  1999           1998              1999           1998              1999           1998
      ----------------------                  ----           ----              ----           ----              ----           ----
      Revenues and sales:
         ALLTEL                         $1,469,588     $1,304,130        $2,837,950     $2,488,448        $5,543,510     $4,816,226
         Aliant                             93,127         86,044           182,892        161,154           359,745        308,658
         Eliminations and
           reclassifications                  (477)        (1,977)           (1,881)        (3,926)           (5,943)        (8,955)
                                        ----------     ----------        ----------     ----------        ----------     ----------
         Combined                       $1,562,238     $1,388,197        $3,018,961     $2,645,676        $5,897,312     $5,115,929
                                        ==========     ==========        ==========     ==========        ==========     ==========

      Net income:
         ALLTEL                         $  190,148     $  234,017        $  356,830     $  401,688        $  480,617     $  684,219
         Aliant                             17,650         12,279            32,955         25,397            65,617         53,270
         Eliminations and
           reclassifications                     -              -                 -              -                 -              -
                                        ----------     ----------        ----------     ----------        ----------     ----------
         Combined                       $  207,798     $  246,296        $  389,785     $  427,085        $  546,234     $  737,489
                                        ==========     ==========        ==========     ==========        ==========     ==========

      Combined earnings per share:
         Basic                                $.68           $.82             $1.28          $1.43             $1.80          $2.46
         Diluted                              $.67           $.82             $1.26          $1.42             $1.78          $2.44
